[LOGO]                                                                     NEWS

                                                              IMMEDIATE RELEASE
                                                          CONTACT: LES VAN DYKE
                                                              (713) 653-7248 OR
                                                            LVANDYKE@BMGOLD.COM
                                                       WEB PAGE: WWW.BMGOLD.COM

BATTLE MOUNTAIN GOLD BOOSTS RESERVES, CONTINUES STRONG, LOW-COST OPERATING PERFORMANCE DESPITE LOSS FOR 4TH QUARTER/YEAR

         Houston, February 4, 2000 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today reported a fourth quarter consolidated net loss of $82 million, or 36 cents per share, compared with a net loss of $225 million, or 98 cents per share, in the same period last year. For the year 1999, the Company reported consolidated net losses of $127 million, or 55 cents per share, compared with $249 million, or $1.08 per share, in the same period last year.

         BMG President and Chief Operating Officer, John A. Keyes, noted that the loss for the period included a $35.9 million, or 16 cent per share, non-cash write-off of the Company's remaining carrying value in the Crown Jewel project; and a $33.3 million, or 14 cent per share, non-cash loss related to the Company's investment in Niugini Mining Limited (NML). The Crown Jewel write off reflects continuing delays and uncertainties surrounding the project, while the NML loss reflects a decrease of 33% in the market value of BMG's interest in Lihir Gold Limited (LGL), as of the date of the merger of NML with LGL.

         The loss for the year resulted from lower average realized gold prices of $278 per ounce, compared with $306 per ounce in 1998; the Crown Jewel write off; and non-cash losses totaling $46.6 million resulting from the changing market value of Lihir. The Company also recorded a $9.5 million environmental remediation charge, which was previously reported, and a $7.7 million reduction in prior year tax assets. These charges were somewhat offset by mostly non-cash foreign currency gains for the year of $8.2 million.

         Keyes said that despite the losses, the year overall was highlighted by:

         - A 9% increase in estimated reserves to approximately 10 million ounces, including a 61% increase in estimated reserves at Phoenix
         -   Low cash production costs of $164 per ounce
         -   Strong second-half increases in cash flow
         -   A 6% increase in production over target
         - Identification of significant upside potential at Holloway, Llallagua and Vera/Nancy
         -   And an exciting new exploration discovery in Argentina

         Keyes noted that the Company continues to achieve low production costs, with fourth quarter production of 209,000 ounces, at an average cash production cost of $159 per ounce. Attributable gold production for the year was 770,000 ounces.

                                    more....

BMG POSTS RESERVE INCREASE, ANNOUNCES EARNINGS, ADD 1....

         Keyes said that cash flow from operations improved significantly during the second half to $28.1 million, compared with $2.6 million for the first six months of 1999. He emphasized that the Company has made significant strides during the year to lower costs, as reflected by sharply diminishing operating losses, even at lower gold prices. These improvements were clearly reflected in the Company's fourth quarter performance, which was bolstered by modestly higher average realized gold prices of $294 per ounce, compared with $272 for the first nine months.

         Keyes added that the Company's financial position was strengthened during the year by the completion of the restructuring of its loan facility, improved cash flow, and greatly improved liquidity in the Company's interest in Lihir as a result of the recent merger of NML with Lihir Gold. The NML/LGL merger was approved by the Papua New Guinea National Court of Justice on February 1, effective as of February 2, 2000. The Company's cash position was $76.3 million at year end, including $40 million in restricted cash related to the Company's loan facility, which will be applied against BMG's long-term debt in 2003.

         The Company has also implemented a limited number of hedges pursuant to its Canadian credit facility. BMG views hedging as a valuable financial tool and will consider limited hedging in the future in order to ensure an adequate return on the Company's capital investments, while maintaining significant exposure to upside moves in gold prices.

                                    RESERVES

         Year end 1999 proven and probable contained gold reserves increased to 9.9 million attributable ounces, up about 9% compared with year end 1998, after deducting production and despite Crown Jewel's removal from the proven and probable category. (Absent the 825,000-ounce Crown Jewel adjustment, reserves would have increased 18% to about 10.8 million ounces). The reserve increase (using a gold price assumption of $325 per ounce, the same as in 1998) excludes Crown Jewel and reflects mineable gold production of 950,000 ounces last year. Reserve additions at Phoenix, which totaled 2.2 million ounces, as well as small additions at Kori Kollo, Holloway and Vera/Nancy, more than offset the changes. Reserves would only decrease 9% and 4% using $275 and $300 gold price assumptions, respectively. A $350 gold price assumption would result in approximately a 4% increase in year end 1999 reserves.

--------------------------------------------------------------------------------------------------------
PROVEN & PROBABLE CONT. GOLD RESERVES               DECEMBER 31, 1999                  DECEMBER 31, 1998
-------------------------------------               -----------------                  -----------------
(in 000s)                                         BMG SHARE ($325 AU)                BMG SHARE ($325 AU)
--------------------------------------------------------------------------------------------------------
Golden Giant                                                   1,725                              2,130
Kori Kollo/Llallagua                                           1,330                              1,410
Holloway                                                         765                                825
Vera/Nancy                                                       440                                400
Phoenix                                                        5,680                              3,515
Crown Jewel                                                        0                                825
                                                              ------                             ------
TOTAL                                                          9,940                              9,105
--------------------------------------------------------------------------------------------------------
Contained Silver Reserves (000s oz)                           49,950                             30,980
--------------------------------------------------------------------------------------------------------

         Other mineralization stands at 5.3 million ounces, includes Crown Jewel, and also demonstrates the Company's strong pipeline of largely headframe reserve-growth and development potential currently in hand.

                                                                       more....

BMG POSTS RESERVE INCREASE, ANNOUNCES EARNINGS, ADD 2....

--------------------------------------------------------------------------------------------------------
ADDITIONAL GOLD MINERALIZATION (000S OZ)
--------------------------------------------------------------------------------------------------------
Phoenix/Battle Mountain Complex                                1,500                              1,000
Llallagua                                                      1,230                              1,230
Crown Jewel                                                      825                                  -
Holloway                                                         750                                300
Vera/Nancy                                                       500                                600
Casposo                                                          500                                  -
Tres Cruces                                                        -                              2,000
El Cairo                                                           -                              1,250
--------                                                       -----                              -----
TOTAL                                                          5,305                              6,380
--------------------------------------------------------------------------------------------------------

                                  OUTLOOK 2000

         Keyes said that targets for the year 2000 include:
 -  The completion of permitting and engineering at Phoenix and Llallagua
 -  Strong operating performance, with production of 760,000 ounces
 -  Low cash operating costs of under $175 per ounce
 -  A further net increase in reserves

                                   DEVELOPMENT

         Keyes emphasized the significant progress that is being made at the Phoenix development project. Overall in 1999, the Company added 2.2 million contained ounces of gold at Phoenix, assuming a $325 gold price. The additions lowered the overall strip ratio from 3.7:1 to 2.8:1, decreased mining and milling costs, and increased the anticipated mine life to over 15 years at 300,000 ounces per year, based on an average grade of 0.038 ounces per ton
(opt). The Company continues to target cash operating costs of approximately $185 per ounce. Additional upside potential still remains both within the current interim pit design, and elsewhere on the property. The final feasibility study is expected to be completed early in the second quarter. Permitting for Phoenix is moving ahead with the Bureau of Land Management, and the Company currently hopes to have a draft environmental impact statement by mid year.

         In other development activity, in Bolivia, work is advancing on the year-long 200,000-ton pilot-plant test of the LLALLAGUA bio-oxidation heap leach project adjacent to Kori Kollo, which continues to indicate recovery rates in the 70% range are feasible. At the end of 1999, a total of 51,500 tons were undergoing bio-oxidation on four demonstration cells. The plant is currently placing crushed and agglomerated ore on the cells at the design rate of 550 tons per day and will increase it to 1,100 tons per day late in the first quarter of this year. The project is expected to have low development costs using the existing Kori Kollo infrastructure. A 20-hole program, initiated in November, is designed to assess opportunities to significantly impact the size and strip ratio of the deposit. BMG hopes to reach a production decision late in 2000.

         On January 19, 2000, the Washington Pollution Control Hearings Board
(PCHB) issued a decision which reversed the water right permits and vacated the Clean Water Act Section 401 Certification for the CROWN JEWEL mine project. The PCHB stated that it had based its water rights decision mostly on concern that studies predicting the mine's impacts on water quantity, which were prepared by the agencies during the 7-year EIS and permitting process, do not provide sufficient certainty to support the Company's streamflow mitigation plan. The Water more....

BMG POSTS RESERVE INCREASE, ANNOUNCES EARNINGS, ADD 3....

Quality Certification was rejected due to similar concerns with water quality studies and mitigation plans. The PCHB also held that the Company's wetlands mitigation plan, which was approved not only by Ecology, but also by the U.S. Army Corps of Engineers, is not adequate. In light of the ruling, the Company has written-off the remaining carrying value in Crown Jewel and discontinued classifying the reserves as proven and probable. The Company is continuing to examine its various options, including appeal.

                                   OPERATIONS

         In Canada, the GOLDEN GIANT mine performed well during the quarter with higher than plan grades contributing to higher than anticipated production and lower costs. Development work on Block 5 continued and test mining is now complete. Block 5 production will continue in 2000 as a normal part of mine operations. Shaft deepening operations are scheduled for completion in mid 2000.

         The 88% owned KORI KOLLO mine in Bolivia continued to have good performance and completed the year slightly ahead of plan. Cash operating costs for the year were lower than targeted, largely due to cost cutting measures implemented earlier in 1999.

         The 84.65% owned HOLLOWAY mine completed the year with gold production approximately 1,500 ounces over plan, and cash operating costs averaging $198 per ounce, compared with $216 in 1998. Cash operating costs are expected to remain about $200 per ounce at Holloway in 2000.

         BMG's 50% joint venture interest in the PAJINGO COMPLEX in Queensland, Australia, performed significantly ahead of plan due to the early completion of the mill expansion. BMG's share of total production at the Vera/Nancy mine this year is targeted to be 115,000 ounces at a cash operating cost of $112 per ounce.

                                   EXPLORATION

         Exploration expenditures for the year were in line with target at $16.7 million and are expected to be approximately $11 million in 2000. Efforts this year are being targeted at five priority project areas including Phoenix, Holloway/Blacktop, Llallagua, Vera/Nancy and Casposo. Positive developments for the fourth quarter include significant drill results from the Blacktop project in Canada, Casposo in Argentina, Llallagua in Bolivia, and Phoenix in Nevada.

Exploration in Canada during the quarter focused on the HOLLOWAY area. Drilling continued on the BLACKTOP deposit, where nine drill holes were completed over a 300-meter strike length. Significant assay results include
0.32 opt/48 ft; 0.22 opt/18 ft; 0.19 opt/7 ft and 0.19 opt/13 ft. The main portion of the mineralized zone remains open to the west and at depth. The exploration program for 2000 is under way and, in addition to Blacktop, work in the immediate Holloway mine area has outlined a number of priority "satellite reserve" opportunities including the 500 XP corridor, the 500 XP Lightning Zone and the Middle Zone. Excellent potential also exists for both Lightning Zone and Contact Zone mineralization within 1,300 ft of the production shaft. Collectively, additional resources in all of these areas currently total approximately 750,000 ounces. All of these zones are potential satellite ore bodies that could be accesssed via more....

BMG POSTS RESERVE INCREASE, ANNOUNCES EARNINGS, ADD 4....

underground from the Holloway mine and will be the focus of exploration work this year at Holloway.

         Aside from the Phoenix development work, exploration drilling at the BATTLE MOUNTAIN COMPLEX during 1999 focused on the eastern side of the Copper Canyon property in the Plumas and Iron Canyon pit and 7 miles to the north at Copper Basin. The Plumas and Iron Canyon areas have potential for both new oxide (heap-leach) reserves and for higher grade (>0.06 opt Au) mill ore. Ten holes totaling 4,750 ft were drilled in and adjacent to the Iron Canyon pit. One core hole intersected mineralization assaying 0.306 opt Au (cut)/38 ft within a wider interval grading 0.177 opt Au/69.5 ft. Two other exploration holes assayed 0.114 opt Au/50 ft and 0.69 opt/90 ft. Eleven reverse circulation holes totaling 3,805 ft were drilled to test the Plumas targets, along and west of the Plumas fault. Results are mixed with one hole returning
0.223 opt Au/20 ft at a vertical depth of 220 ft. At Copper Basin to the north of the Phoenix pit, good results were obtained from all six reverse circulation holes drilled in the Surprise and Empire areas. Assays returned from the Surprise target include: 0.147 opt/25 ft, 0.095 opt/30 ft and 0.118 opt/15 ft. Empire area assays include: 0.068 opt/20 ft, 0.188 opt/55 ft, and
0.040 opt/35ft. High copper grades were encountered in one hole at Empire with 1.0% Cu occurring over 120 ft. Follow up drilling is planned for all of these exploration areas in 2000.

         In Argentina, work focused on the CASPOSO project. A third phase of drilling was completed bringing the total for the year to 14,000 ft in 26 holes. The drill results continue to expand the mineralization with good gold grades and high silver in all but one of the holes. Significant results from the Kamila Zone include: 0.66 opt Au with 18.06 opt Ag/14 ft; 0.52 opt Au with 10.10 opt Ag/30 ft; 0.29 opt Au with 3.64 opt Ag/65 ft and 0.27 opt Au with 6.75 opt Ag/30 ft. The weakest intercept returned 0.06 opt Au with 3.49 opt Ag/40 ft. Mineralization remains open at depth and strike dimensions have yet to be defined. Initial metallurgical testing is in progress. Preliminary calculations have outlined a geologic resource containing in excess of 500,000 ounces of gold and 5,000,000 ounces of silver. The fourth round of drilling is ongoing.

         At Pajingo, work during the quarter focused on completing resource extension drilling at Vera South, updating resource/reserve estimations for VERA/NANCY, and compiling/interpreting data to complete planning for 2000. The eastern and down-dip limits of the mineralization located east of Vera South are still undefined and some additional drilling will be completed during the first quarter of 2000. Vera South drilling resulted in a best drill intercept of 0.53 opt Au/20 ft during the quarter. Resource block models and inferred resource estimates were completed by the Company's operating partner, Normandy, for the Vera South and Veracity structures in December. Veracity may represent an opportunity to develop a source of medium-grade ore close to the planned development for Vera South. Future drilling is planned.

                                  OTHER MATTERS

         The Board of Directors is continuing to consider the matter of nominees for board membership, but did not take action at its regularly scheduled meeting today.

         The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document, are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could vary significantly from the estimates presented. Also refer to the cautionary statement contained in the Company's Form 10-K and 10-Q for the most recent reporting periods. #####


                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                          Three months ended       Twelve months ended
                                                             December 31               December 31
                                                             -----------               -----------
US$ MILLIONS, EXCEPT PER SHARE AMOUNTS                    1999         1998         1999         1998
--------------------------------------                   ------       ------       ------       ------

Sales                                                    $ 66.4      $  59.4      $ 228.2      $ 276.6
                                                         ------       ------       ------       ------

Costs and expenses

   Production costs                                        42.5         40.7        151.5        163.3
   Depreciation, depletion and amortization                17.4         17.2         64.2         79.6
   Exploration, evaluation & other lease costs, net         3.6          8.5         16.7         24.8
   General and administrative expenses                      2.8          3.0         14.1         14.1
   Environmental remediation charge                           -            -          9.5            -
   Asset write-downs                                       35.9        194.9         35.9        194.9
   Loss related to assets held for sale                    33.3            -         46.6            -
                                                         ------       ------       ------       ------
         Total costs and expenses                         135.5        264.3        338.5        476.7
                                                         ------       ------       ------       ------

Operating loss                                            (69.1)      (204.9)      (110.3)      (200.1)

   Interest expense                                        (3.9)        (3.9)       (15.1)       (17.8)
   Interest income                                          0.8          2.0          4.1         10.7
   Foreign currency exchange gain (loss), net               1.3          0.2          8.2        (12.4)
   Minority interest in net loss (income)                   0.4          0.8          1.5         (0.5)
   Equity in losses of Lihir                                  -         (3.4)           -         (7.9)
   Other income (expense), net                             (1.3)         0.3         (0.4)         0.5
                                                         ------       ------       ------       ------

Loss before income taxes                                  (71.8)      (208.9)      (112.0)      (227.5)

   Income tax benefit (expense)                           (10.8)       (13.2)        (7.6)        (7.8)
   Mining tax benefit (expense)                             2.6         (0.6)         0.2         (6.0)
                                                         ------       ------       ------       ------

Net loss                                                  (80.0)      (222.7)      (119.4)      (241.3)
    Preferred dividends                                     1.9          1.9          7.5          7.5
                                                         ------       ------       ------       ------

Net loss to common shares                                $(81.9)     $(224.6)     $(126.9)     $(248.8)
                                                         ======       ======       ======       ======

Loss per common share - basic and diluted                $ (.36)     $  (.98)     $  (.55)     $ (1.08)

Dividends per common share                               $    -      $     -      $     -      $   .05


Average common shares outstanding for

   Basic and diluted loss per share purposes              229.9        229.8        229.9        229.8



                                           BATTLE MOUNTAIN GOLD COMPANY
                                       CONDENSED CONSOLIDATED BALANCE SHEET

                                                                     December 31,        December 31,
                                                                         1999                1998
                                                                     ------------        ------------
US$ MILLIONS                                                         (Unaudited)
------------
Assets
  Current assets
    Cash and cash equivalents                                            $ 36.3             $147.6
    Restricted cash                                                           -                7.7
    Accounts and notes receivable                                          12.9               13.8
    Product inventories                                                     8.6                8.9
    Materials and supplies, at average cost                                22.3               23.4
    Assets held for sale                                                   61.7              108.3
    Other current assets                                                    7.9                2.7
                                                                          -----              -----
        Total current assets                                              149.7              312.4

  Investments                                                              10.6               19.4

  Property, plant and equipment, net                                      299.6              341.9

  Restricted cash                                                          40.0                  -

  Other assets                                                              6.7               20.4
                                                                          -----              -----

Total assets                                                             $506.6             $694.1
                                                                          =====              =====


Liabilities and Shareholders' Equity
  Current liabilities

    Short-term borrowings                                                $    -             $ 14.9
    Current maturities of long-term debt                                    2.6               37.0
    Debt due upon disposal of assets held for sale                         30.0                  -
    Accounts payable                                                       15.9               14.3
    Income and mining taxes payable                                        16.6               23.9
    Other current liabilities                                              21.0               12.9
                                                                          -----              -----
        Total current liabilities                                          86.1              103.0

  Long-term debt                                                          176.8              203.6
  Deferred income and mining taxes                                         64.5               72.0
  Other liabilities                                                        54.5               50.1
                                                                          -----              -----
        Total liabilities                                                 381.9              428.7

  Minority interest                                                         6.0               17.7

  Shareholders' equity                                                    118.7              247.7
                                                                          -----              -----

Total liabilities and shareholders' equity                               $506.6             $694.1
                                                                          =====             ======


                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                            Twelve months ended
                                                                                December 31
                                                                                -----------
US$ MILLIONS                                                               1999             1998
------------                                                              ------           ------
Cash flows from operating activities
  Net loss                                                               $(119.4)         $(241.3)
  Adjustments to reconcile net loss to cash
   flows from operating activities:
     Depreciation, depletion and amortization                               64.2             79.6
     Environmental remediation charges                                       9.5                -
     Asset write-downs                                                      35.9            194.9
     Loss related to assets held for sale                                   46.6                -
     Deferred income and mining taxes                                        2.1             (7.1)
     Foreign currency exchange loss (gain), net                             (8.2)            12.4
     Equity in losses of Lihir                                                 -              7.9
     Change in working capital accounts, net                                 2.1             21.4
     Other, net                                                             (4.7)            15.0
                                                                          ------           ------

Net cash flows provided by operating activities                             28.1             82.8
                                                                          ------           ------

Cash flows from investing activities

  Capital expenditures                                                     (49.3)           (46.5)
  Crown Butte liquidating dividend to minority shareholders                (11.0)               -
  Proceeds from sale of assets                                              11.9              2.0
  New World settlement                                                         -             34.9
  Investment in Lihir Gold Limited                                             -            (11.5)
  Effects on cash of deconsolidation of Niugini Mining Limited                 -            (49.6)
  Other, net                                                                (0.1)            (3.4)
                                                                          ------           ------

Net cash flows used in investing activities                                (48.5)           (74.1)
                                                                          ------           ------

Cash flows from financing activities
  Debt repayments                                                          (31.2)           (44.3)
  Increase (decrease) in short-term borrowings                             (14.9)             9.9
  Cash dividend payments                                                    (7.5)           (19.0)
  Decrease (increase) in restricted cash                                   (31.7)            10.2
  Other, net                                                                 0.2             (0.5)
                                                                          ------           ------

Net cash flows used in financing activities                                (85.1)           (43.7)
                                                                          ------           ------

Effect of exchange rate changes on cash                                     (5.8)            (2.4)
                                                                          ------           ------

Decrease in cash and cash equivalents                                     (111.3)           (37.4)
Cash and cash equivalents at beginning of year                             147.6            185.0
                                                                          ------           ------

Cash and cash equivalents at end of year                                 $  36.3          $ 147.6
                                                                          ======           ======


                          BATTLE MOUNTAIN GOLD COMPANY
            SUPPLEMENTAL INFORMATION - OPERATING DATA (Unaudited)(1)
              (Production data reflects BMG attributable interests)
                           (US$, ounces in thousands)

                                                          Three months ended              Twelve months ended
                                                              December 31                     December 31
                                                              -----------                     -----------
                                                            1999       1998                 1999       1998
                                                            ----       ----                 ----       ----
GOLDEN GIANT
    Gold ounces recovered                                     98         72                  356        366
    Silver ounces recovered                                    6          3                   22         26
--------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 131      $ 149                $ 145      $ 122
    Depreciation, depletion and amortization                  65         64                   65         66
    Reclamation and mine closure costs                         8          4                    5          4
                                                            ----       ----                 ----       ----
    Total production costs                                 $ 204      $ 217                $ 215      $ 192
--------------------------------------------------------------------------------------------------------------
KORI KOLLO (88% Interest)
    Gold ounces recovered                                     69         75                  256        295
    Silver ounces recovered                                  171        202                  687        852
--------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced (2)
    Cash production costs                                  $ 185      $ 129                $ 190      $ 165
    Depreciation, depletion and amortization                  89        117                   89        127
    Reclamation and mine closure costs                        25         11                   15         11
                                                            ----       ----                 ----       ----
    Total production costs                                 $ 299      $ 257                $ 294      $ 303
--------------------------------------------------------------------------------------------------------------
HOLLOWAY (84.65% Interest)
    Gold ounces recovered                                     20         21                   91         80
--------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 230      $ 205                $ 198      $ 216
    Depreciation, depletion and amortization                 133        115                  131        114
    Reclamation and mine closure costs                         3          2                    2          2
                                                            ----       ----                 ----       ----
    Total production costs                                 $ 366      $ 322                $ 331      $ 332
--------------------------------------------------------------------------------------------------------------
VERA/NANCY (50% Interest)
    Gold ounces recovered                                     22         12                   67         47
    Silver ounces recovered                                   15         11                   50         40
--------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 140      $ 129                $ 124      $ 135
    Depreciation, depletion and amortization                  57         37                   42         32
    Reclamation and mine closure costs                         2          1                    2          1
                                                            ----       ----                 ----       ----
    Total production costs                                 $ 199      $ 167                $ 168      $ 168
--------------------------------------------------------------------------------------------------------------
OTHER (3)
    Gold ounces recovered                                                19                             101
    Silver ounces recovered                                              21                             117
--------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                             $ 341                           $ 253
    Depreciation, depletion and amortization                            141                             103
                                                                       ----                            ----
    Total production costs                                            $ 482                           $ 356

--------------------------------------------------------------------------------------------------------------


                          BATTLE MOUNTAIN GOLD COMPANY
            SUPPLEMENTAL INFORMATION - OPERATING DATA (Unaudited)(1)
              (Production data reflects BMG attributable interests)
                           (US$, ounces in thousands)

                                                             Three months ended        Twelve months ended
                                                                December 31                 December 31
                                                                -----------                 -----------
                                                            1999           1998          1999         1998
                                                            ----           ----          ----         ----
AGGREGATE DATA

   Gold ounces recovered - BMG share                         209            199           770          889
   Gold ounces sold - BMG share                              213            195           771          884
   Gold ounces recovered                                     219            223           806          992
   Gold ounces sold                                          221            218           806          987
   Average price per gold ounce realized                   $ 294          $ 305         $ 278       $  306
-------------------------------------------------------------------------------------------------------------
   Silver ounces recovered - BMG share                       192            236           759        1,034
   Silver ounces sold - BMG share                            197            232           759        1,032
   Silver ounces recovered                                   215            270           852        1,187
   Silver ounces sold                                        222            266           853        1,186
   Average price per silver ounce realized                 $5.28          $4.64         $5.22       $ 5.50
-------------------------------------------------------------------------------------------------------------
   Weighted Average Cost per Gold Ounce Produced
   Cash production costs                                   $ 159          $ 165         $ 164       $  160
   Depreciation, depletion and amortization                   79             95            79           94
   Reclamation and mine closure costs                         13              6             8            5
                                                            ----           ----          ----         ----
   Total production costs                                  $ 251          $ 266         $ 251       $  259
-------------------------------------------------------------------------------------------------------------

(1) Effective January 1, 1999, current and prior period production costs are presented on an ounces-produced basis, versus an ounces-sold basis as previously reported. Cash production costs are presented in accordance with guidelines established by The Gold Institute. In addition to mining, milling and plant level general and administrative expenses, cash production costs include royalties, freight, smelting costs and allowances, and production taxes. Credits for by-product silver and copper are offset against these cash production costs. These guidelines also provide for reporting on a cost per gold ounce basis, rather than cost per equivalent gold ounce.
(2) Royalties paid to the Bolivian government for the Kori Kollo mine are treated as income tax for per ounce cost calculations and are therefore not included in these cost calculations.
(3) Production data for the Reona mine at the Battle Mountain Complex is not presented for 1999 because it was placed on care and maintenance effective January 1, 1999. Data for the Lihir and San Cristobal mines are not included in 1999 as Battle Mountain Gold classified the investment in Niugini Mining Limited as an asset held for sale effective December 31, 1998.

-------------------------------------------------------------------------------------------------------------
HEDGING DATA*
         INSTRUMENTS                VOLUME           PRICE                        PERIODS
         -----------                -------          -----                        -------
            Puts                     50,000           $270              1st Qtr '00 to 4th Qtr '03
                                    100,000           $280              1st Qtr '00 to 4th Qtr '03
                                    100,000           $290              1st Qtr '00 to 4th Qtr '03
                                    100,000           $320              1st Qtr '00 to 4th Qtr '03
-------------------------------------------------------------------------------------------------------------
            Calls                   100,000           $335              1st Qtr '00 to 4th Qtr '03
                                    100,000           $340              1st Qtr '00 to 4th Qtr '03
                                     50,000           $352              1st Qtr '00 to 4th Qtr '03
                                    100,000           $370              1st Qtr '00 to 4th Qtr '03
-------------------------------------------------------------------------------------------------------------
         Flat Forwards              100,000           $312              1st Qtr '00 to 4th Qtr '03
                                     25,000           $323              2nd Qtr '00 to 1st Qtr '04
                                     25,000           $329              2nd Qtr '00 to 1st Qtr '04
-------------------------------------------------------------------------------------------------------------

*The puts are the minimum price BMG will receive, while the offsetting calls, having a higher price, allow BMG to participate in a rising gold market. All ounces sold through the forwards will be at the stated prices. There is no lease rate exposure or margin requirements on these hedges. The above 500,000 ounces are deliverable over 16 equal periods, and equal about 31,000 ounces per period, or about 15% of BMG's expected gold production in any given period, if fully exercised.